Exhibit 99.1

Microphase Corporation Provides Shareholder Update

SHELTON, Conn., October 25, 2019 (GLOBE NEWSWIRE) – Microphase Corporation, a supplier of advanced electronic technology solutions (the “Company”), today announced that it has entered into an Offer of Settlement (settlement agreement) with the SEC in response to an SEC Order Instituting Administrative Proceedings (File No. 3-19344) dated August 14, 2019, and SEC Release No. 86655 regarding the revocation of registration of the Company’s securities. Under the settlement agreement, the SEC will deregister our shares under Section 12(g) of the Securities Exchange Act of 1934, as amended. The shares of our common stock are not traded on any trading market.

“The action taken today by the Company will allow us to continue to pursue our business goals,” commented Amos Kohn, CEO of Microphase Corporation. “We believe this course of action is in the best interest of our stakeholders, and will allow us to continue, as previously communicated, our business as usual approach”.

About Microphase Corporation

Microphase Corporation, a majority-owned subsidiary of Coolisys Technologies, Inc., a part of DPW Holdings' diversified portfolio, is an innovative and trusted supplier of advanced electronic technology solutions across a diverse mix of markets. Microphase designs, develops, and manufactures standard and customized state-of-the-art RF, Microwave, and Millimeter-wave components, devices, subsystems and integrated modules primarily for the Defense & Aerospace markets. For more information please see www.Microphase.com and www.Coolisys.com.

Forward Looking Statements

The foregoing release contains "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the anticipated shipment and revenue recognition of customer orders. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as "believes," "plans," "anticipates," "projects," "estimates," "expects," "intends," "strategy," "future," "opportunity," "may," "will," "should," "could," "potential," or similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors. More information, including potential risk factors, that could affect the Company's business and financial results are included in the Company's filings with the U.S. Securities and Exchange Commission, including, but not limited to, the Company's Forms 10-K, 10-Q and 8-K. All filings are available at www.sec.gov and on the Company's website at www.Microphase.com.

Amos Kohn, Chief Executive Officer
Microphase Corporation
Phone number: (203) 866-8000